Filed under Rule 433
Registration Statement No. 333-159312

_________________________________________________________ Press Release For immediate release
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Invesco Announces Common Stock Offering Contact: Doug Kidd: 404 479 2922
Atlanta, May 18, 2009 - Invesco Ltd. (NYSE:IVZ) today announces it has commenced a registered public offering for $400,000,000 of additional common shares. Invesco intends to use the net proceeds from the sale of the common shares for general corporate purposes, which may include, among other options, support for continued growth, new product initiatives and diversification of the company, and repayment of outstanding indebtedness.
“Today’s decision to add to Invesco’s shareholder equity increases both Invesco’s capital strength and balance sheet flexibility,” said Martin L. Flanagan, Invesco President and CEO. “We believe in this current market this action gives us greater ability to take advantage of numerous near-term opportunities.”
The shares will be issued pursuant to a prospectus supplement filed as part of a shelf registration statement filed with the Securities and Exchange Commission on Form S-3. The company intends to grant the underwriters, Merrill Lynch & Co., Citi and Morgan Stanley, an option to purchase up to an additional 15% to cover over-allotments, if any.
Invesco has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this press release relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement relating to this offering, and other documents Invesco has filed with the SEC for more complete information about Invesco and this offering. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, a copy of the prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080, telephone: 866-500-5408; Citi, Attn: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, telephone: (800) 831-9146; and Morgan Stanley & Co. Inc., 180 Varick St, 2nd Floor, New York, NY 10014, Attention: Prospectus Department or by email at prospectus@morganstanley.com.

Invesco is a leading independent global investment management company, dedicated to helping people worldwide build their financial security. By delivering the combined power of our distinctive worldwide investment management capabilities, Invesco provides a comprehensive array of enduring investment solutions for retail, institutional and high net worth clients around the world. Operating in 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.
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This release may include “forward-looking statements.” Forward-looking statements include information concerning future results of our operations, expenses, earnings, liquidity, cash flow and capital expenditures, industry or market conditions, AUM, acquisitions, debt and our ability to obtain additional financing or make payments, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.
Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. There can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our most recent Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission. You may obtain these reports from the SEC’s Web site at www.sec.gov. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.